EXHIBIT 99.1

Chesapeake Corporation Announces the Completion of its Exchange Offer for its Outstanding Senior Subordinated Notes

Richmond, Va. (February 19, 2002) - Chesapeake Corporation (NYSE: CSK) announced today that it has completed its previously announced offer to exchange up to L115,000,000 aggregate principal amount of its 10-3/8% Senior Subordinated Notes due 2011 (Original Notes) for a like principal amount of its 10-3/8% Senior Subordinated Notes due 2011 (Exchange Notes) that have been registered under the U.S. Securities Act of 1933, as amended, pursuant to a registration statement declared effective on January 10, 2002. All of the L115,000,000 principal amount of Original Notes were tendered in the exchange offer and exchanged for Exchange Notes. The exchange offer expired at 5:00 p.m., London time, on February 11, 2002, and closed on February 18, 2002. The Exchange Notes were deposited with the Bank of New York, as common depository for Euroclear and Clearstream, on February 18, 2002.

The Exchange Notes have been accepted for clearance through the facilities of Euroclear and Clearstream and have been assigned an ISIN of XS0140743849 and a Common Code of 14074384. Application will be made to list the Exchange Notes on the Luxembourg Stock Exchange.

Chesapeake, headquartered in Richmond, Virginia, is a global leader in specialty packaging. Chesapeake is a leading European folding carton, leaflet and label supplier and a leader in plastics packaging for niche markets. Chesapeake has over 50 locations in North America, Europe, Africa and Asia.